Exhibit 5.1

September 3, 2019

Alerus Financial Corporation

401 Demers Avenue

Grand Forks, North Dakota 58201

Ladies and Gentlemen:

We have acted as special counsel to Alerus Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-233339) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the issuance and sale by the Company of up to an aggregate of 3,737,500 shares of the Company’s common stock, par value $1.00 per share (including up to 487,500 shares of common stock issuable upon exercise of an over-allotment option granted by the Company and together with any additional shares of such common stock that may be issued and sold by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement, the “Shares”).  The Shares are to be sold pursuant to an underwriting agreement to be entered into by and among the Company and the underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein.

For the purposes of providing the opinions contained herein, we have examined such documents, including the Registration Statement and the form of the Underwriting Agreement, corporate records, certificates of public officials and other instruments as we have deemed necessary.  As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.  In our examination, we have assumed, without verification, the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

This opinion letter is limited to the laws of the State of Delaware, and we do not express any opinion as to the effect of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that when the Registration Statement has been declared effective pursuant to the Act, the Board of Directors of the Company or the Pricing Committee of the Board of Directors has taken action necessary to set the sale price of the Shares and the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Underwriting Agreement, the Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  We further consent to the incorporation by reference of this opinion letter and consent into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP